Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494, 333-126169 and 333-182528) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 30, 2013, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 2, 2013 and February 25, 2012  and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended March 2, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 2, 2013, which reports appear in the March 2, 2013 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

Our report dated April 30, 2013 on the effectiveness of internal control over financial reporting as of March 2, 2013, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Bed Bath & Beyond Inc.’s internal control over financial reporting as of March 2, 2013, the acquired companies’ internal control over financial reporting associated with total assets of $839.1 million (of which $533.1 million represented goodwill and intangible assets included within the scope of the assessment) and total net sales of $840.4 million included in the consolidated financial statements of Bed Bath & Beyond Inc. as of and for the fiscal year ended March 2, 2013. Our audit of internal control over financial reporting of Bed Bath & Beyond Inc. also excluded an evaluation of the internal control over financial reporting of the acquired companies.

/s/ KPMG LLP
Short Hills, New Jersey
April 30, 2013